Exhibit 10.2

REFERRAL / FINDER AGREEMENT

This Referral Agreement (“Agreement”) is made and entered into effective as of December 18, 2006 by and between the Carl Caserta d/b/a the Lighthouse Capital (the “Referral Representative”), and VitaCube Systems Holdings, Inc., a Nevada corporation (the “Client”), hereinafter collectively referred to as the “Parties.”

EXPLANATORY STATEMENT

A.    Referral Representative has contacts with various potential equity and/or debt funding sources.

B.    Client is seeking equity, debt or a combination of equity and debt financing in the approximate amount of up to $500,000.

C.    Referral Representative has agreed to introduce potential financing contacts to the Client upon the terms set forth below.

NOW THEREFORE, in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and the mutual promises, covenants, representations and agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Referral. Any and all contacts of the Referral Representative or third parties concerning contacts of Referral Representative that are introduced to Client for potential financing of the Client (the “Referral”) shall constitute a Referral by the Referral Representative to the Client.  Client acknowledges and agrees that all contacts of Referral Representative are proprietary information and shall remain proprietary to Referral Representative and in no way shall be disclosed to others or circumvented without prior written permission of Referral Representative.

2.     Services.  Client employs Referral Representative as an independent contractor to refer prospective lenders and investors to the Client on a non-exclusive basis. The Referral Representative will strictly act as a finder as defined by the United States Securities and Exchange Commission (SEC) in this transaction.

3.     Term. The term of this Agreement shall be for a period of sixty (60) days from the date hereof.

4.     Compensation. The Client agrees to compensate the Referral Representative as follows:

a.     Fee.  The Client will pay a fee in the amount of 200,000 restricted shares of Client’s common stock to the Referral Representative upon funding received from any one or more Referrals in the total aggregate amount of $500,000.

b.     Compensation in general. The Referral Representative’s compensation will include any fees or commissions that arise from or as a result of the funding or completion of any transaction involving any Referral during the Term of this Agreement and for a period of six (6) months thereafter.  The compensation fees do not include any fees paid to the funding source and are mutually exclusive of any fees paid to the funding source.  All fees paid to the funding source will be non-exclusive of this agreement and will be specified in a separate agreement between the Client and the funding source. It is also agreed that any contacts that arise from any Referrals of Referral Representative are mutually inclusive to this agreement and compensation will be paid to Referral Representative as outlined.  Referral Representative agrees to execute a Subscription Agreement and Letter of Investment Intent, in form and substance normal and customary for like transactions, prior to the issuance of any shares of common stock by the Client to the Referral Representative pursuant to this Agreement.

5.     No Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned.

6.     Entire Agreement. This Agreement supersedes any and all agreements, either oral or written, between the Parties with respect to the Referral submitted to the Client. Both Parties agree that no representations, inducements, promises or agreements, oral or otherwise, have been made or relied upon by any party or anyone acting on behalf of any party, which are not embodied herein. Any modification of this Agreement will be effective only if it is in writing and signed by both Parties.

7.     Facsimiles. A facsimile of this document shall be deemed and considered as an original, binding and enforceable document.

8.     Enforcement. This Agreement shall be subject to and governed by the laws of the State of Colorado and any disputes regarding this Agreement shall be resolved in the courts located in the State of Colorado.

9.     Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

10.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute on and the same instrument.

REFERRAL REPRESENTATIVE:

Carl Caserta d/b/a the Lighthouse Capital

/s/ Carl Caserta
Carl Caserta
d/b/a the Lighthouse Capital

CLIENT:
Vitacube Systems Holdings, Inc.

By:	/s/ John D. Pougnet
John Pougnet,
Chief Executive Officer